EXHIBIT 10.6


$2,200,000.00                 PROMISSORY NOTE                  December 13, 2007


         FOR VALUE RECEIVED, the undersigned, Amen Minerals, L.P. (hereinafter called "Maker"), promises to pay to the order of Softvest, LP, at 400 Pine Street, Suite 1010, Abilene, Texas 79601 ("Payee"), the principal sum of Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000.00) or such lesser amount as may be advanced under this Note in coin or currency of the United States of America, together with interest thereon from and after the maturity date hereof until paid in full at an annual rate of eight and one half percent (8.5%), provided that the interest rate or amount shall not exceed the maximum rate and amount of nonusurious interest allowed from time to time by applicable law (the "Highest Lawful Rate"). No interest shall accrue on this Note if it is paid on or prior to the maturity date.

         Advances may be made under this Note upon request by Maker to Payee up to the face amount of this Note. This Note does not represent a revolving line of credit and the aggregate amount of all advances hereunder shall not exceed
Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000.00), notwithstanding any repayment of outstanding principal. The total amount of all advances, less any principal payments, shall constitute the outstanding principal balance of this Note at any given point in time.

         This Note is payable on December 31, 2007, the maturity date of this Note, when all outstanding principal and accrued but unpaid interest under this Note shall be due and payable. Maker may prepay all or any portion of the outstanding principal balance at any time, and from time to time, without penalty or fee. Any prepayment will be applied first to accrued and unpaid interest, if any, and the balance to principal.

         Upon the occurrence of an Event of Default (as hereinafter defined) Payee shall have all rights and remedies available hereunder and under applicable law.

         Maker, as well as any persons or entities which become liable for the payment of this Note, hereby expressly (a) consents to any the release of any party primarily or secondarily liable hereon; (b) waives notice of default, notice of intent to accelerate, notice of acceleration, demand and any and all other notices with respect to this Note; and (c) agrees that (i) the acceptance of late payment(s) hereunder by Payee hereof, (ii) waiver of any event(s) of default hereunder and/or any instrument securing or guaranteeing the payment hereof or (iii) other forgiveness of any other defaults by the Maker, shall not constitute a waiver by the Payee hereof of any subsequent defaults, late payments or other violations of Maker's obligations hereunder and/or in the terms of any instrument securing or guaranteeing the payment hereof.

         As used in this Note, an "Event of Default" shall be deemed to have occurred upon the occurrence of any of the following events: (i) when any payment of principal or interest is not made when due, (ii) upon the failure of Maker to perform any covenant, agreement or obligation contained in this Note or in any security document executed in connection herewith, (iii) upon any default or event of default under any security document executed in connection herewith,
(iv) upon the dissolution, insolvency or business failure of the Maker, or the appointment of a receiver for all or a part of Maker's property, and (v) upon the assignment for the benefit of Maker's creditors or a calling of a meeting of creditors of Maker, or upon commencement of any proceeding under any bankruptcy, insolvency or other debtor relief laws by or against Maker.

         If this Note is placed in the hands of any attorney for collection, or suit is filed hereon, or proceedings are made in probate, bankruptcy, receivership, arrangement or otherwise for collection hereof, Maker and each endorser, guarantor and surety liable upon or for payment of this Note agree to pay all reasonable expenses and costs incurred by Payee in connection with such collection, suit or proceedings, including without limitation, reasonable attorney's fees.

         All agreements between the Maker and Payee, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency shall the interest paid or agreed to be paid to Payee exceed the maximum amount permitted under applicable law. If, under any circumstance whatsoever, interest would otherwise be payable to Payee at a rate in excess of the Highest Lawful Rate, then the interest payable to Payee shall be reduced to the maximum amount permitted under applicable law, and if under any circumstance whatsoever Payee shall ever receive anything of value deemed interest by applicable law which would exceed interest at the Highest Lawful Rate, then any excessive interest paid shall be applied to the reduction of the principal amount hereunder and not to the payment of interest or if such excess interest exceeds the unpaid principal balance hereof, such excess shall be refunded to Maker. All interest paid or agreed to be paid to Payee shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of this Note so that the rate of interest hereon is uniform throughout the term hereof. This paragraph shall control all agreements between the Maker and the Payee.

         THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS EXCEPT FOR CONFLICTS OF LAWS PRINCIPLES WHICH WOULD RESULT IN THE LAWS OF ANOTHER JURISDICTION TO APPLY.

         THIS NOTE AND ANY SECURITY DOCUMENTS RELATED HERETO REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, Maker has executed this Note as of the 13th day of December, 2007.

                                 AMEN MINERALS, L.P.

                                 By:  AMEN PROPERTIES, INC., its general partner


                                 By:
                                    --------------------------------------------
                                 Printed Name:
                                              ----------------------------------
                                 Title:
                                       -----------------------------------------

                                 Address:

                                 303 W. Wall Street, Suite 2300
                                 Midland, Texas 79701





                                       2